Exhibit 99.1

Ryman Hospitality Properties, InC. announces closing of TACK-ON Offering of $200 MILLION of 4.750% SENIOR NOTES due 2027

NASHVILLE, Tenn. (October 8, 2019) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) announced today that RHP Hotel Properties, LP (the “Operating Partnership”) and RHP Finance Corporation (together with the Operating Partnership, the “Issuers”), its indirect wholly owned subsidiaries, completed the previously announced tack-on offering of $200 million aggregate principal amount of 4.750% senior notes due 2027 (the “additional notes”) in a private placement. The Issuers’ previously issued $500 million aggregate principal amount of 4.750% senior notes due 2027 (the “existing 2027 notes”) and the additional 2027 notes constitute a single class of securities. The additional 2027 notes are unsecured senior obligations of the Issuers and are guaranteed by the Company and its subsidiaries that guarantee the Company’s existing senior secured credit facility, 5.00% senior unsecured notes due 2021 (the “2021 notes”) that remain outstanding following the completion of the Issuers’ tender offer in September 2019 (which will be redeemed on October 21, 2019), 5.00% senior unsecured notes due 2023 and the existing 2027 notes. The aggregate net proceeds from the sale of the additional notes are expected to be approximately $199.5 million, after deducting the initial purchasers’ discount and commissions and estimated offering expenses.

The additional notes were offered in the United States to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The additional notes were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The Issuers intend to use substantially all of the net proceeds from the offering to repay a portion of the amounts outstanding under the Company’s revolving credit facility. Any remaining net proceeds will be used for general corporate purposes.

This press release does not constitute an offer to buy nor a solicitation of an offer to sell any securities of the Issuers, nor will there be any offer or sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a real estate investment trust for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 8,114 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. The Company is also a joint venture owner of the 1,501-room Gaylord Rockies Resort & Convention Center, which is also managed by Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for over 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; 650 AM WSM, the Opry’s radio home; and Ole Red, a country lifestyle and entertainment brand.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” regarding the amount and the Company’s intended use of proceeds from the completed private placement and the pending redemption of the 2021 notes. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Vice President Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
615-316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com